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                                                           EXHIBIT 10(iii)(A)(1)

                               AMENDMENT NO. 2 TO
                              EMPLOYMENT AGREEMENT
                                       OF
                                 BROCK A. HATTOX


         THIS AMENDMENT made and entered into as of the 19th day of December, 2002 by and between NATIONAL SERVICE INDUSTRIES, INC. (the "Company") and BROCK
A. HATTOX ("Executive");


                              W I T N E S S E T H:


         WHEREAS, the Company and Executive entered into an Employment Agreement, dated as of November 27, 2001, which Agreement became effective on November 30, 2001, and which Agreement has previously been amended on October 4, 2002 (the Agreement as amended is hereinafter referred to as the "Employment Agreement");

         WHEREAS, the parties now desire to amend the Employment Agreement to provide that, subject to certain conditions, Executive's employment and the Term shall end on or about the date that the Company hires his successor as Chief Executive Officer and that Executive shall receive compensation and benefits as hereinafter provided; and

         WHEREAS, the parties desire to enter into this Amendment to the Employment Agreement in order to provide for, among other things, an orderly transition of Executive's duties and responsibilities.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and in the Employment Agreement, the parties hereby agree to amend the Employment Agreement as follows:


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                                       1.

         Section 1(c) is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

                  "(c) Executive's employment under this Agreement shall commence at the Effective Date and shall end on or about the date the Executive's successor as Chief Executive Officer of the Company commences employment with the Company, unless the parties mutually agree in writing to a different termination date (the "Term"; the last day of the Term is hereinafter referred to as the "Separation Date"). The parties acknowledge and agree that Section 2 and Sections 3(a) through 3(k) shall remain in effect through the Separation Date and cease to be in effect thereafter. During the period from the date of this Amendment to the Separation Date, the Executive shall assist the Board in locating and retaining a new Chief Executive Officer for the Corporation and shall cooperate in the transition of Executive's duties and responsibilities to his successor. The Company and Executive shall mutually agree upon a press release announcing the execution of this Amendment to the Employment Agreement."

                                       2.

         Unless events or circumstances have occurred prior to the Separation Date (taking into account Section 1(c), as amended) which give rise to a claim under Sections 4(a) by Executive (it being understood that any such claims shall not be duplicative of the rights under Section 4(g), as added below), Sections 4(a) and 4(b) shall cease to be effective on and after the Separation Date. The following new Section 4(g) shall be added to the end of the present Section 4:


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                  "(g)     Mutually Agreeable Termination - The Company and
         Executive agree that Executive will terminate his employment on the Separation Date (as defined in Section 1(c) above) and that Executive shall receive the following compensation and benefits:

                           (i) Base Salary - Executive will continue to receive his Base Salary as then in effect for a period of twelve (12) months, payable in the same manner as it was being paid on his date of termination.

                                    Bonus - Executive will be paid monthly an
                  amount equal to $30,000, subject to withholding of applicable taxes, for a period of twelve (12) months.

                           (ii) Healthcare - Executive will continue to be provided with the Company's healthcare coverage for the period from his date of termination until the earlier of the date Executive becomes eligible for Medicare coverage (currently age 65) or the date of his death ("Coverage Period"), just as if he had remained an active employee in an executive position. For each year during the Coverage Period, the Company shall pay to Executive monthly (or on such other dates, e.g., annually or quarterly, as the parties may agree upon) an amount equal to the costs the Company is paying for such year to provide healthcare coverage to similarly situated active employees. In addition to the amount payable to Executive pursuant to the preceding sentence, for each year during the Coverage Period the Company shall pay to Executive a tax gross-up payment in an amount sufficient to make Executive whole for any federal


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                  or state taxes (and the taxes on such payment of taxes)
                  Executive must pay as a result of receiving the payments from the Company under this subsection. The tax gross-up payment shall be made to Executive no later than the April 15th of the year following the year in which the payment is treated as taxable income.

                                    For each year during the Coverage Period,
                  Executive shall pay the Company monthly (or on such other dates, e.g., annually or quarterly, as the parties may agree upon) the amount required to provide Executive healthcare coverage for such year (determined in a manner comparable to COBRA coverage costs), including any additional amounts for dependent coverages. If the Company cannot continue to cover Executive under its healthcare coverage plan as contemplated by this subsection, the Company will separately provide Executive with, or make available to Executive, comparable coverages at comparable costs. The Company's provision of healthcare coverage to Executive under this subsection shall be structured in a manner such that benefits payable to Executive and his dependents are not taxable to Executive.

                           (iii) Life Insurance - Executive will continue to receive the life insurance coverage in effect on his date or termination for a period of twenty-four (24) months, just as if he had remained an active employee.

                           (iv) SERP - If Executive's Separation Date occurs prior to his attaining age 55, he will be treated for all purposes under the SERP as if he had continued to remain actively employed until he reached age 55, and

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                  had completed at least ten (10) years of service. In
                  accordance with Appendix A to the SERP, Executive shall receive a lump sum payment of his SERP benefit as soon as practical after the Separation Date.

                           (v) Stock Options and Restricted Stock - If Executive's Separation Date occurs prior to his attaining age 55 and completing ten (10) years of service, on the Separation Date Executive will be treated for all purposes under his outstanding Stock Options and Restricted Stock Awards as if he had terminated employment after attaining age 55 and completing at least 10 years of service. The Company shall cause the Committee to allow Executive's Stock Option and Restricted Stock Awards to continue to vest and the Stock Options to remain exercisable in accordance with the agreements for such awards. Executive's outstanding Stock Options and Restricted Stock Awards are listed on EXHIBIT A, attached hereto.

                           (vi) Accrued Vacation - Executive shall be paid his accrued vacation on the Separation Date.

                           (vii) Business Expenses - Executive shall be reimbursed on or before the Separation Date for all reasonable business expenses for which he has submitted Company expense reports. Executive shall also be reimbursed for all other reasonable business expenses he has incurred or paid through the Separation Date promptly after submission of a Company expense report for such expenses.


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                           (viii)   Indemnification - On and after the
                  Separation Date, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company's request, in each case to the maximum extent permitted by law and under the Company's Articles of Incorporation and By-Laws (the "Governing Documents"), provided that in no event shall the protection afforded to Executive hereunder be less than that afforded under the Governing Documents as in effect on the Separation Date, except for changes mandated by law. On and after the Separation Date, Executive shall be covered in accordance with the terms of any policy of directors and officers liability insurance maintained by the Company for the benefit of its officers and directors. Upon request therefor, accompanied by reasonably itemized evidence of expenses incurred, and by Executive's written affirmation of his good faith belief that his conduct met the standard applicable to indemnification and that he is entitled to indemnification under the Governing Documents, the Company shall advance to Executive the reasonable expenses (including attorneys' fees and costs of investigation and defense, including the fees of expert witnesses, other professional advisors, and private investigators), incurred by him in defending any civil or criminal suit, action or proceeding for


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                  which Executive is entitled to indemnification pursuant to the
                  Governing Documents. Executive agrees to reimburse the Company for all reasonable expenses paid by the Company in defending any action, suit or proceeding against Executive in the event and to the extent that it shall ultimately be determined that Executive is not entitled to be indemnified by the Company for such expenses under the Governing Documents. Any advances and Executive's agreement to repay shall be unsecured and interest-free.

                           (ix) Personal Computer - On the Separation Date, the Company will transfer to Executive ownership of his current personal computer and printer, including existing software systems and accessories (subject to any restrictions under existing licensing agreements binding the Company).

                           (x) Mutual Release - The Company and Executive shall execute a Mutual Release in the form attached hereto as EXHIBIT B on the Separation Date."

                                       3.

         Executive agrees and acknowledges that the provisions of Section 5 of the Employment Agreement shall continue to apply to Executive after the Separation Date in accordance with the terms thereof.

                                       4.

         This Amendment to the Employment Agreement shall be effective as of the date of this Amendment, provided that if a Change in Control (as defined in Executive's


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Severance Protection Agreement) occurs prior to the Separation Date or if a
Threatened Change in Control (as defined in Executive's Severance Protection Agreement) commences prior to the Separation Date and has not ended, or resulted in a Change in Control, as of the Separation Date, this Amendment No. 2 shall be null and void and of no further force or effect as of the day prior to the Separation Date and the provisions of the Employment Agreement (excluding this Amendment No. 2) and the Severance Protection Agreement shall govern the compensation and benefits payable upon any termination of Executive's employment. Except as hereby modified, the Employment Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.


                           NATIONAL SERVICE INDUSTRIES, INC.

                           By:
                              ----------------------------------------------
                              Michael Z. Kay, Chairman
                              Compensation Committee



                           EXECUTIVE


                           -------------------------------------------------
                           Brock A. Hattox


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